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                                                                   EXHIBIT 10.5

                          TECHNOLOGY TRANSFER AGREEMENT

THIS AGREEMENT is made between Schmitt Industries, Inc., an Oregon corporation having a principal place of business at 2765 N.W. Nicolai, Portland, Oregon 97210 (hereinafter "Schmitt") and Centerline Engineering, Inc., an Illinois corporation having a principal place of business at 1146 Beatty Mound Road, Jerseyville, Illinois 62052 and the following individuals: Michael Harms having a principal place of residence at R. R. #2, Box 6, Dow, Illinois 62035, Michael Smith having a principal place of residence at 1109 Reddish Drive, Jerseyville, Illinois 62052, and Nelson Miller having a principal place of residence at R. R. #4, Box 136, Jerseyville, Illinois 62052, (hereinafter "Centerline").

     WHEREAS, Centerline has developed certain Technology relating to a non-contact gauging apparatus and method and has filed with the U.S. Patent and Trademark Office a Patent Application directed to the Technology; and

     WHEREAS, Schmitt is desirous of acquiring from Centerline all rights in and to said Technology.

     NOW, THEREFORE, Centerline and Schmitt, in consideration of the premises and mutual covenants stated herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, do hereby agree as follows:


I.   DEFINITIONS
     When used in this Agreement, the following terms shall have the meaning indicated:

     A. Technology: Any invention, improvement, discovery, product, apparatus, method, formula or process, or patent or patent application with respect thereto, know-how or trade secret relating to the gauging of cylindrical rolls which has been developed by Centerline.

     B. Device: Any apparatus employing the Technology, the manufacture, use or sale of which by a third party would constitute an infringement of any claim in an issued patent (or pending application), which claim covers an invention invented solely by Centerline and relating to the Technology.

     C. Prototype: The measurement machine built by Centerline and employing the Technology which was disclosed to Schmitt on April 17, 1998.

     D. Patent Application: U.S. Patent Application Serial No. 08/844,727 filed April 18, 1997 entitled "Non-contact Gauging Apparatus And Method."

     E. Net Sales Price: The gross amount billed for any Devices sold, excluding Schmitt's actual cost of transporting the Devices to its customers, the actual cost

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          of installation (if any), income or business taxes paid to any governmental entity whether domestic or foreign, the actual cost of insurance paid in connection with the delivery of devices to customers, and the actual cost, not exceeding 24% of gross sales price, of any commissions or rebates given to unrelated non-user customers, distributors, or sales representatives.

II.  WARRANTY

     A. Centerline warrants that to the best of Centerline's knowledge that the Technology is secret and has not been published or otherwise publicly disclosed, or revealed to anyone not having an obligation of confidentiality to keep the Technology confidential.

     B. Centerline warrants that it has the right and power to enter into this Agreement and to grant, sell, assign and transfer all rights in the Technology to Schmitt.

     C. Centerline warrants that it has not heretofore entered into any contract in conflict with this Agreement and has not sold, granted, assigned or transferred to any third party any right, license or privilege relating to the Technology.

     D. Centerline warrants that it has not filed or caused to be filed any applications for letters patent in the U.S. or anywhere else in the world relating to the Technology except U.S. Provisional Patent Application Serial No. 60/015,670, filed April 19, 1996 and U.S. Patent Application Serial No. 08/844,727, filed April 18, 1997.

     E. Centerline warrants that it knows of no patents, trade secrets or proprietary rights of others which would be infringed or violated by the making, using, selling, testing, promoting or distributing of the Prototype by Schmitt.


III. TRANSFER OF THE TECHNOLOGY

     A. Centerline agrees to assign to Schmitt, and hereby does assign to Schmitt, the entire right, title and interest in and to the Technology, including, without limitation, the right to file for and prosecute patent applications in the name of Schmitt relating to the Technology wherever such right may be legally exercised.

     B. Centerline agrees to supply to Schmitt, at no additional charge, the technical information and material in Centerline's possession required to adequately disclose the Technology, including the operation and method of manufacture of

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          the Prototype.  This technical information shall include, but is not limited to, all presently existing prototypes, drawings, schematics, software code, blueprints, and test reports, relating to the performance, function, operation, design, and manufacture of the Prototype.

IV.  ROYALTIES, PAYMENTS AND RECORD KEEPING

     A. Schmitt agrees to pay to Centerline One Hundred Thousand Dollars ($100,000), said fee to be paid as follows:

          1. A payment of Twenty-Five Thousand Dollars ($25,000) shall be due and payable by Schmitt to Centerline upon the execution of this Agreement by both parties.

          2. A payment of Twenty-Five Thousand Dollars ($25,000) shall be due and payable by Schmitt to Centerline on or before May 11, 1998 provided that Centerline has delivered the Prototype to Schmitt or before May 11, 1998, and provided that by May 6, 1998, Centerline has:

               a. Obtained a new assignment of the invention disclosed and claimed in the Patent Application from all inventors to Centerline and forwarded said assignment(s) to the U.S. Patent and Trademark Office for recordation;

               b. Assigned the Patent Application to Schmitt and forwarded said assignment to the U.S. Patent and Trademark Office for recordation;

               c. Filed with the U.S. Patent and Trademark Office an amendment under Rule 312 to correct typographical errors in the Patent Application;

               d. Filed at Schmitt's expense with the U.S. Patent and Trademark Office a Petition to Correct Inventorship to correct the inventorship in the Patent Application; and

               e.   Paid the Issue Fee for the Patent Application.

          3. A payment of Twenty-Five Thousand Dollars ($25,000) shall be due and payable by Schmitt to Centerline on or before July 17, 1998, provided that by June 30, 1998:

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               a.   Centerline personnel (including Michael Harms and Michael
                    Smith) have cooperated with Schmitt in connection with the preparation and filing of a continuation-in-part application ("the CIP Patent Application") claiming priority to the Patent Application to be prepared by Schmitt; and

               b. Centerline has physically transferred to Schmitt all information and equipment relating to the Technology being assigned by this Agreement.

          4. A payment of Twenty-Five Thousand Dollars ($25,000) shall be due and payable by Schmitt to Centerline on or before October 16, 1998.

     B.   Schmitt agrees to pay to Centerline a royalty of the greater of:

          1.   One Thousand Dollars ($1,000) per Device; or

          2. Five percent (5%) of the Net Sales Price obtained from the sale of each Device shipped by Schmitt.

          However, Centerline hereby waives the first Fifty Thousand Dollars ($50,000) of earned royalty after the date of this Agreement.

     C. The royalties provided for under this Agreement shall be paid quarterly, and Schmitt agrees to pay Centerline on or before the last day of the months of January, April, July and October the total amount of royalties due and payable under this Agreement during the calendar quarter immediately preceding said dates.

     D. Schmitt agrees to keep an accurate account of the operations coming under the scope of this Agreement and shall render a statement in writing to Centerline with each royalty payment indicating how many Devices have been sold and shipped during the period for which royalties are being paid.


V.   PATENTS

     A. Centerline agrees, without further consideration, to sign all lawful papers and to perform all other lawful acts which Schmitt may request, including the prompt execution of all original, divisional, substitute, reissue, and other United States and foreign patent applications on said Technology, including the Patent Application and the CIP Patent Application, and all lawful documents requested by Schmitt to further the prosecution of any of such patent applications.

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     B.   Centerline agrees to cooperate at Schmitt's expense to the best of its ability in the execution of all lawful documents and the production of evidence in any nullification, reissue, extension, or infringement proceedings involving any patents covering the Technology.

     C. Centerline agrees that Schmitt may, at its sole discretion and at its expense, file and prosecute foreign patent applications relating to the Technology.

VI.  IMPROVEMENTS

     If, during the next ten (10) years, Centerline makes any improvements relating to the Technology, Centerline shall promptly communicate such improvement to Schmitt and give Schmitt full information regarding the improvement. Such information may be transmitted orally, in writing, and through demonstrations as the occasion requires and shall be sufficient for technical personnel of the parties to understand and apply and evaluate the subject matter. In order to facilitate such improvements, Schmitt will provide to Jerseyville Precision Inc., at 1148 Beatty Mound Road, Jerseyville, Illinois on behalf of Centerline, the most current model of the Device at no cost to Centerline or Jerseyville Precision, Inc. for improvement and demonstration. In exchange, Centerline agrees to convey and assign any such improvements to Schmitt at no additional price to Schmitt.

VII. NONCOMPETE

     A. Centerline agrees that Michael Harms, Michael Smith, and Nelson Miller, during the term of this Agreement and thereafter for a period of two (2) years, will not directly or indirectly use any of the Technology or perform activities relating to gauging of cylindrical rolls in any business, profession, or other endeavor which is either directly or indirectly in competition with the business of Schmitt.

     B. Centerline agrees that during the term of this Agreement and thereafter Centerline Engineering Inc. will not directly or indirectly use any of the Technology or perform activities relating to gauging of cylindrical rolls in any business, profession, or other endeavor which is either directly or indirectly in competition with the business of Schmitt.

     C. If any court finds the provisions in part VII. of this Agreement to be unreasonable, the parties agree that the court may so modify this Agreement to the extent necessary to make the provisions reasonable.

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VIII. TERM AND TERMINATION

     A. This Agreement shall become effective from the date of its execution and shall, unless terminated earlier by one of the parties hereto in accordance with its terms, expire upon the expiration of the last patent having a claim covering the Device or method of using the Device, or in two (2) years from the date of its execution if no patent issues.

     B. In the event that either party defaults or breaches any of the provisions of this Agreement, the non-defaulting party reserves the right to terminate this Agreement upon sixty (60) calendar days written notice to the defaulting party; unless, however, the defaulting party within the sixty (60) calendar day period referred to, cures the default or breach.

IX.  GENERAL PROVISIONS

     A. ARBITRATION: Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in St. Louis, Missouri in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof.

     B. ATTORNEY'S FEES: In the event of a dispute between the parties arising under this Agreement, the party prevailing in such dispute shall be entitled to collect such party's costs from the other party including, without limitation, court and investigation costs and reasonable attorney's fees and disbursements.

     C. ASSIGNMENT: This Agreement shall be binding by both parties to their successors and assignees and personal representatives, including specifically Michael Harms, Michael Smith, and Nelson Miller.

     D. INTERPRETATION AND CONSTRUCTION: This Agreement is written and will be administered under the laws and applicable regulations of commerce of the State of Oregon.

     E. SEVERABILITY: In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not contained herein provided the Agreement as so modified preserves the basic intent.

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     F.   WAIVER:  The failure of any party at any time to require performance by any other party of any of the provisions herein shall not operate as a waiver of the right of said party to request strict performance of the same or like provisions, or any other provisions hereof, at a later date.

     G. ENTIRE AGREEMENT: This Agreement represents the entire agreement between the parties on the subject matter hereof and supersedes all prior discussions, agreements, and understandings of every kind and nature between them. No modification of this Agreement will be effective unless in writing and signed by both parties.



     IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused the presents to be signed, in duplicate, effective as of the date of the last signature hereto.

SCHMITT INDUSTRIES, INC.                   CENTERLINE ENGINEERING INC.


/s/ Wayne A. Case                          /s/ Nelson Miller
-------------------------------------      -----------------------------------
By: Wayne A. Case                          By: Nelson Miller
Its: President                             Its: Chairman and CEO

Date:       May 8, 1998                     Date:        April 23, 1998
     --------------------------------             ----------------------------

                                           INDIVIDUALLY
                                           The following undersigned
                                           individuals agree to assist
                                           Centerline in fulfilling all of its
                                           duties and obligations outlined in
                                           this Agreement.

                                           /s/ Michael Harms
                                           -----------------------------------
                                           Michael Harms

                                           /s/ Michael Smith
                                           -----------------------------------
                                           Michael Smith

                                           /s/ Nelson Miller
                                           -----------------------------------
                                           Nelson Miller


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